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                      August 25, 2023

       Jiayuan Xu
       Chief Financial Officer
       FinVolution Group
       Building G1, No. 999 Dangui Road
       Pudong New District, Shanghai 201203
       The People   s Republic of China

                                                        Re: FinVolution Group
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-38269

       Dear Jiayuan Xu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Haiping Li